Exhibit 10.2

Amendment to Purchase Agreement

ACQUSITION OF DYNAMAC’S PROPRIETARY LINE OF

RF AND MICROWAVE TEST & MEASUREMENT PRODUCTS

This Amendment to Purchase Agreement (this “Amendment”) is entered into as of November 2, 2016 by and among Microphase Instruments, LLC, a Delaware limited liability company with offices at 100 Trap Falls Road Extension, Suite 400, Shelton, CT 06484 (the “Purchaser”), Dynamac, Inc., an Illinois corporation with offices at 1229 Capitol Drive, Addison, IL 60101(the “Seller”) and Microphase Corporation, a Connecticut corporation with offices at 100 Trap Falls Road Extension, Suite 400, Shelton, CT 06484 (“Parent”). The Purchaser, the Seller and Parent are also each hereinafter referred to individually as “a Party” and together as “the Parties”.

RECITALS

WHEREAS, the Purchaser and the Seller entered into that certain purchase agreement dated as of January 21, 2016, pursuant to which the Purchaser agreed to purchase and the Seller agreed to sell, for good and valuable consideration, Dynamac’s entire line of proprietary radio frequency (“RF”) and microwave test and measurement products, all associated accessories, all housings, cases and packaging designs and materials and all intellectual property rights (the “Original Agreement”);

WHEREAS, Purchaser is a subsidiary of Parent;

WHEREAS, the Parties desire to amend the Original Agreement to revise the terms of the Purchaser’s payment to Seller, among other things;

WHEREAS, the Parties desire that, as of the date hereof, each and every other agreement or understanding, oral or written, between the Parties relating to the purchase, acquisition, strategic partnership, or joint venture involving test & measurement products of the Seller is hereby amended and superseded with this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Closing Date. The Closing of the transaction contemplated in this Agreement (the “Closing”) is to take place contemporaneously with the first to occur of (i) delivery of the Offering Payment (defined below) or (ii) the final Installment Payment (defined below).

2.	Amendments. The Original Agreement shall be amended as follows:

a.	References to this “Agreement” shall mean the Original Agreement as amended by this Amendment.

b.	Section 1(a) of the Original Agreement shall be modified as follows:

“Subject to the terms and conditions set forth herein, after payment in full of all amounts due to the Seller under this Agreement, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, free and clear of any Encumbrances, all of the Seller’s right, title and interest in, to and under the Assets as defined in this Agreement. The Seller shall not transfer or assign to the Purchaser, and the Purchaser shall not accept, any liabilities and obligations arising from or relating to Assets and all such obligations and liabilities shall remain with the Seller.”

c.	A Section 1(e) shall be added with the following:

“Payment in the amount of $559,000 shall be due and payable on November 22, 2016, in satisfaction of the $550,000 payment originally due on August 22, 2016, together with a total of $9,000 in late fees.”

d.	A Section 1(f) shall be added with the following:

“As additional consideration for the Seller’s agreement to further extend the payment due on August 22, 2016 until November 22, 2016, Parent will issue to the Seller 300,000 shares of restricted common stock of Parent within 5 days from the execution of this Agreement. Such stock will be issued in the form of six certificates for 50,000 shares each.”

e.	Section 1(d) shall be amended by deleting “$2,000,000” and replacing it with “$1,500,000.”

f.	Section 1(d)(i) shall be deleted in its entirety and replaced with the following:

“The remaining balance due of $1,500,000 shall be due and payable to the Seller within 10 days of the closing of an initial public offering (“IPO”) of common stock of Parent (the “Offering Payment”). If the IPO is delayed or does not close, Parent shall continue to make the payments according to the payment schedule outlined in Section 1(d)(ii) below.”

g.	Section 1(d)(ii) shall be amended by deleting:
$550,000	August 22, 2016

h.	Section 3(a) shall be deleted in its entirety and replaced with the following:

“If the Purchaser fails to make payments as set forth in this agreement, the Purchaser shall be considered in continued default (“Continued Default”).

i.	Section 3(b) shall be deleted and replaced with the following:

“Upon a Continued Default, the Seller in order to protect its interests, shall provide a written “Foreclosure Notice” to the Purchaser.

j.	Section 3(e) shall be deleted in its entirety.

k.	Section 5(a) shall be deleted in its entirety and replaced with the following:

“The Closing of the transaction contemplated in this Agreement (the “Closing”) is to take place contemporaneously with the first to occur of delivery of the Offering Payment or the final installment payment due and payable pursuant to Section 1(d)(i) hereof.”

l.	Section 5(b) shall be deleted in its entirety.

3.	Further Assurances. Following the execution and delivery hereof, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Amendment.

4.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction). Any legal proceeding arising out of or based upon this Agreement shall be instituted in the federal courts or the courts of the state of Connecticut in each case located in Fairfield County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

5.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this Agreement; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Agreement.

SELLER		PURCHASER

DYNAMAC, INC.		MICROPHASE INSTRUMENTS, LLC

By:	/s/ Kent Higgins	By:	/s/ Michael Ghadaksaz

Name:	Kent Higgins	Name:	Michael Ghadaksaz
Title:	President	Title:	Manager

PARENT

MICROPHASE CORPORATION.

By:	/s/ Necdet Ergul

Name:	Necdet Ergul
Title:	Chief Executive Officer